Federal Home Loan Bank of Des Moines
Announcements

FHLB Des Moines Board of Director Elections
2012 Director Election underway; South Dakota Banker Fishback declared re-elected to FHLB Des Moines Board

The Federal Home Loan Bank of Des Moines (FHLB Des Moines) 2012 Director Election for member and independent directorships is underway. Member director elections will take place in the state of Iowa. Members in Iowa will fill one member director seat. Two independent director seats will be filled in 2012 through a district-wide election. One of the two independent directorships to be filled will be designated as a public interest director.

All eligible voting members should receive an electronic ballot notification today, September 20, 2012. All ballots for directorships will include information regarding each nominee's qualifications. Ballots must be received by the voting deadline of November 1, 2012.

The state of South Dakota also had one member directorship to fill in the 2012 election process. Mr. Van D. Fishback, director and vice chairman of First Bank & Trust in Brookings, South Dakota, was the only eligible candidate from South Dakota who chose to stand for election and was, therefore, declared re-elected to his second term on the Bank's board in accordance with Federal Housing Finance Agency regulations. Mr. Fishback will serve his second four-year term beginning January 1, 2013.

Mr. Fishback is a third generation banker and native of Brookings, South Dakota. He joined First Bank & Trust in 1972 after he earned his law degree from the University of Minnesota Law School. Mr. Fishback has been a member of the South Dakota bar since 1972. His previous executive management roles at First Bank & Trust included president and chief executive officer as well as executive vice president. Mr. Fishback currently serves as vice chair of Fishback Financial Corporation, one of South Dakota's largest privately held bank holding companies.

FHLB Des Moines board of directors is comprised of both member and independent directorships from Iowa, Minnesota, Missouri, North Dakota and South Dakota.

If you have any questions or concerns about the election, please contact Aaron Lee, general counsel, at 515.281.1038.

September 20, 2012